Exhibit 99.2

Operator

Good day, ladies and gentlemen and welcome to the third quarter 2010 Applied Micro Circuits Corporation earnings conference call. My name is Louisa and I will be your operator for today. (Operator Instructions). I would now like to turn the call over to Mr. Robert Gargus, Senior Vice President and Chief Financial Officer.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Good afternoon everyone and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that the forward-looking statements discussed on this call, including guidance, we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets, are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions, and the integration of new or moved operations, risks resulting from macroeconomic conditions in markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2009.

Our actual results may differ materially from these forward-looking statements and Applied Micro assumes no obligation to update forward-looking statements made on this call.

During the first quarter of fiscal year 2010 we completed the sale of our 3ware storage adapter business and for GAAP purposes we have disclosed the results of this business as discontinued operations. For the purpose of this call we will talk to the results of our continuing operations, excluding storage, unless otherwise mentioned. The net results for storage are disclosed as a single line for discontinued operations.

I want to point out that Applied Micro has several analysts that cover the stock, and this creates a range of variability relative to Street financial models. When we say Street estimates we mean the consensus of the major analysts models and not necessarily the guidance that was given by the Company. With that, I’m going to turn the call over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Thanks, Bob and good afternoon everyone. During the December quarter we saw our total revenues increase sequentially by approximately 9%, and product revenues, excluding our licensing revenues, increased sequentially by almost 10%. Our opening backlog for the March quarter, meaning orders for delivery in the March quarter, sequentially increased by approximately 5%.

We are entering the March quarter with almost 90% of our revenue guidance already in backlog at the start of the quarter. Total book to bill for the December quarter was 1 X and reflects less order visibility for the quarters beyond March. We believe this is simply a function of the holidays and our customers not having firmed up details surrounding their calendar year 2010 capital expenditure plans.

I want to stress that we continue to execute to our guidance as evidenced by,

one, our continued improvement in asset management and in particular improvements in both inventory and accounts receivable. Two, for the fourth straight quarter we exceeded the midpoint of our revenue guidance.

Three, this is the third straight quarter where we have increased the following quarter’s revenue guidance.

When this fiscal year started the Street models had full year revenue projected at approximately $180 million and now they are in excess of $200 million. It is our intent to be conservative and let the Street models increase as the actual results unfold.

And finally, four, we achieved the Street consensus EPS of the $0.04.

Let me now turn to some of the details of the business, starting with transport. Our transport business grew over 7% sequentially for the quarter. Bookings for the quarter were up rather dramatically, and grew in excess of 30% over the prior quarter, reflecting strength in both our Telco and Datacom product lines. Let me elaborate on the key growth drivers for both these segments.

One, bandwidth per subscriber continues to climb due to additional services delivered over broadband access connections such as IPTV, more homes with multiple set-top boxes and HDTV systems and finally, the ever-increasing data and smartphones.

The net impact of these is that the networks are approaching WDM limits on significant number of active core networks worldwide. Specifically OC 48 and OC 192 SONET links that make up core networks have reached, or are in the process of reaching, practical LAN and multiplexing capacities.

The aforementioned, coupled with massive traffic growth on the mobile edge, have driven key US carriers such as Verizon, as well as those in Asia, to aggressively move towards completion of OTN cores. It is estimated that most core networks will transition to become fully OTN within the next one and a half years.

And two, metro edge networks will follow suit at most service providers. The natural transition is for networks to buildout at the core, followed by the metro edge, and finally at the access edge. We expect the buildout of the metro edge to occur over the next two to three years. The access edge will be the last part of the network to be upgraded in the OTN transition, and this will take place over the next several years.

This past quarter we continued our success with our new OTN devices. Both our current generation, Pemaquid, and our next generation Yahara devices closed key new wins. We closed major deals at Cisco, Ciena, Tellabs, Adva and Infinera. As a reminder, these Telco design wins have a long and profitable lifecycle. It is not unusual for these to ship for five to seven years in a customer’s platform system. In fact, we are still winning new designs with Rubicon, our market-leading FEC device, which was introduced over five years ago.

This was an outstanding quarter for our Telco business, with double-digit revenue growth and growing backlog for the next quarter and beyond. We continue to see the new carrier deployments in both Asia and North America fuel the growth of these businesses.

Turning now to the data center connectivity part of our transport business, we saw double-digit growth in our multiprotocol 10G physical layer devices for the third consecutive quarter. We continue to see a steady ramp from both QLogic and Emulex to support their converged Fibre Channel over Ethernet business.

Additionally, our strategic partnership with a Tier 1 switch silicon provider is generating significant new 10G PHY business for us. We expect this product line to continue as a nice growth engine for the Company over the next several quarters.

Since total transport was up 7%, and both Telco and Datacom were up double-digits it means that our old switch business was down. This business is historically lumpy and should be flat looking into the March quarter.

Now turning to the embedded processor segment. Processor revenues grew almost 12% over last quarter. Processor bookings in the September quarter were exceptionally high and were up 50% sequentially. We saw this even out in the December quarter as processor orders were down approximately 20% sequentially.

I will remind everyone that things do not always move in straight orderly lines and that over the two quarters the processor orders are still up in excess of 20% from the June quarter. The primary growth drivers can be attributed to increased demand for our network and comm processors in edge and access switch router equipment.

Additionally, we saw increased demand for end systems driven by equipment demand in enterprise wireless, imaging and document processing systems and finally, Telco optical and WDM networking equipment.

The processor revenues reflect our continuing drive to bring game-changing energy efficiency to embedded systems without sacrificing performance. Applied Micro released energy efficient versions of our most popular gigahertz 405 and 460 microprocessors. We are already seeing great interest in these devices, and will begin migrating to customers — we will be begin migrating customers to these versions over the next several months.

Finally, we are extremely pleased with the reception of our TSMC-based 1.5 gigahertz multicore SMP device. We have secured the first of a series of SoC design wins in Tier 1 enterprise document processing systems. The integration of power-efficient cores in an established mature TSMC process node, coupled with our industry-leading packet processing IP and DSP subsystems, enable highly efficient implementations of image pipes, as well as network document and video processing functions.

This has firmly established us as the leader in providing multicore, power efficient, multi-gigahertz cores to a wide customer base. We expect to announce meaningful revenue in 2011 resulting from these designs.

Additionally, we are pleased to report that the validation of our cores at major customers sets the stage for our migration to 40 and 28 nanometer process nodes, and ensures that our core technologies are fully scalable.

Now let me turn over the call to Bob.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thanks Paramesh. Third-quarter revenues were $53.7 million, up $4.5 million or 9% compared to the prior quarter and up $6 million or 13% from the same quarter a year ago. As Paramesh mentioned earlier, the product-only revenues increased approximately 10%, and are the third straight quarter of double-digit sequential revenue growth for product-only revenues.

Processor revenues were $28.0 million, sequentially up almost 12%. Transport revenues were $22.7 million, sequentially up a little over 7% and licensing revenues were $3 million. Product revenues, namely revenues excluding licensing, were $50.7 million and were up 10% on a sequential basis versus the September quarter.

Sales to North America accounted for approximately 34% of total revenues. Sales to Europe contributed 17%, and sales to Asia contributed 49%. There was one subcontractor that represented 10% or more of the December quarter revenues, Hon Hai at 13% - in September they were 14%. Additionally, there was one disti that was over 10%. Worldwide Avnet accounted for almost 33% - the September quarter they were 28% of total revenues.

The channel inventory for our distributors increased by a little over $2 million compared to last quarter. But the days of inventory in the channel, based on the channel’s sell out numbers for the December quarter, improved by a couple of days. Disti revenues for the last quarter were approximately $25 million compared to $19 million in the September quarter.

Turning to the P&L, our third-quarter non-GAAP net income from continuing operations was $2.6 million or $0.04 per share compared to the non-GAAP net income from continuing operations of $1.3 million or $0.02 per share for the prior quarter. The leverage factor for the quarter was approximately 30%, meaning that we put approximately 30% of the topline increase to the pretax profit line.

Our non-GAAP operating margin was 1.6% of revenue and improved 2.3 points from last quarter. We expect to achieve further improvements in the March quarter. I will remind everyone that we have stated that when quarterly revenues approached $65 million that we would estimate our operating margins would be in the 10% to 12% of revenue range. We believe we are still tracking to this metric.

Our EBITDA for the quarter from continuing operations was a positive $3.0 million compared to a positive $1.7 million for the prior quarter. The third-quarter non-GAAP gross margin, including licensing, was 60.2% compared to 58.6% for the September quarter. This exceeded our guidance of 59% plus or minus 0.5 point and was accomplished despite the product mix shifting to embedded processors that inherently have a lower gross margin profile than the transport products.

The improvement is the result of improved overhead absorption and several cost improvement projects that we have been working on. We are seeing a benefit from some of the increased OpEx expenses being realized in the form of improved gross margins resulting from these cost improvements and from other improved manufacturing efficiencies.

Looking forward to the March quarter, we were expecting overall gross margins to be approximately 62.5% plus or minus 0.5 point. For those building FY 11 models, we would guesstimate that gross margins would be in the range of around 60.5% plus or minus 0.5 point, with the drop versus the March quarter being related to ASP erosion and product mix.

Non-GAAP operating expenses from continuing operations were $31.5 million compared to our guidance of approximately $30 million plus or minus $0.5 million and up from the $29.2 million actually incurred in the second quarter. The increase was primarily due to:

one, higher than anticipated costs associated with our upcoming product tapeouts.

Two, higher costs related to cost reduction activities. And

three, some higher sales and marketing expenses incurred as we ramp our revenues.

In terms of OpEx guidance for the March quarter, we are expecting expenses to be in the range of $33 million plus or minus $0.5 million. This is the $31.5 million we incurred in December, less $1 million of items that we will reduce, or that we don’t expect to recur and then plus $2 million for the increased payroll taxes and higher expenses associated with the increased revenue. The increase in March should not be a surprise, as we have previously mentioned that we would have this kind of an increase due to the payroll taxes.

For FY 11 our goal is to hold operating expenses to a quarterly average of between $31 million and $32 million. The December quarter had less than $200,000 of NRE benefit. We are not anticipating any significant NRE benefit for the March quarter. I will mention that the benefit from the recently announced restructure will not be material until the June and September quarters.

Our interest income was $1.9 million and excludes the impact of a $0.3 million, net other-than-temporary impairment charge that we took on certain securities within our investment portfolio.

The diluted share count for EPS purposes were 68.1 million shares. We repurchased approximately 1.1 million shares in the open market last quarter. Since these shares were bought back in the middle of the quarter, the full impact of the lower share count will not be realized until the March quarter and beyond. We would expect the share count for the March quarter to be approximately 67.5 million. But this obviously is a function of the stock price and therefore it is impossible to predict.

In addition, in January, one of the two outstanding share repurchase contracts we had settled for shares and we retired another 0.7 million shares. We have another $5.0 million contract that will settle in February and at this time we cannot predict whether this will settle for cash or shares. This means that from the time of our last call until this call we have effectively repurchased 1.8 million shares or approximately 2.5% of all the shares outstanding.

As you know, the cash invested in these open contracts, meaning $10 million at the end of the quarter, is excluded from the cash balance reported on our balance sheet.

Interest income is expected to be approximately $1.5 million, as the effect of higher dividend returns from our mutual fund portfolio is not expected to repeat. The interest income reflects lower returns due to depressed market conditions and a cash management strategy that is shorter in timeframe and more focused on capital preservation, but with lower interest rates.

Our tax rate continues to be projected at 3% for the next several quarters. The guidance numbers we have provided, along with the revenue guidance that Paramesh will provide shortly, should result in non-GAAP Street models that generate $0.05 or $0.06 in EPS for the March quarter, compared to the current Street consensus of $0.04.

Turning to the balance sheet, our cash and investments totaled $202 million at the end of the third quarter, an increase of $4.3 million from the September quarter. The increase is largely due to higher cash generated from operations and a decrease in our investments in working capital. This decrease related primarily to improved asset management, receivables and inventory, and an increase in our accounts payable balance. Once again, the $202 million cash balance excluded the $10 million that relates to the two unsettled share repurchase contracts as of 12/31.

Capital expenditures for the quarter were approximately $1.3 million. You can refer to our cash flow statement in the earnings release for more information. Our working capital is approximately $213 million, and we have no long-term debt. DSO is at 30 days. We expect our DSO to range from 35 to 42 days going forward. Capital depreciation for the quarter was $1.7 million.

We also delivered on our promise to improve inventories. Our net inventories were $17.2 million, down approximately $2.3 million from the prior quarter. And inventory turns were 5.0 compared to 4.2 last quarter. In the last four quarters we have reduced our inventory levels from $31 million to the $17 million level, or almost half and the turns have gone from 3 to 5. We are very proud of the progress we have made in this area. We will continue to work our inventory levels and are targeting turns to approach 5.5 or so over time.

Turning to GAAP. As you know, our non-GAAP financials exclude certain items required by GAAP, such as the amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges on our investment portfolio, impairment of strategic investments, stock-based compensation expense, and non-cash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net loss on a GAAP basis was $3.6 million versus a net loss of $6.7 million last quarter. The difference in our third-quarter GAAP net loss of $3.6 million and our third-quarter non-GAAP net income from operations of $2.6 million is a delta of $6.2 million.

The $6.2 million is primarily comprised of three items.

One, $3.7 million and $3.6 million of stock-based compensation and amortization of purchased intangibles, respectively.

Two, $1.2 million from a combination of discontinued operations and net impairment and investments. The loss from discontinued operations relates primarily to the tax effect of the gain from the sale of the storage division. And three, $2.3 million relating to non-cash GAAP tax adjustments related to the sale of the 3ware storage adapter business and the tax effect of the unrealized gain in our investment portfolio. The tax effect of the sale of the storage adapter business will not recur.

Looking forward to the March quarter, we can expect certain known GAAP charges, such as the amortization of purchased intangibles and the stock-based compensation to continue at approximately the same levels recorded for the December quarter. We will also have a charge of approximately $0.7 million in the March quarter associated with the announced restructuring.

A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call back over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Thanks Bob. Bob already pointed you the fourth-quarter guidance for the OpEx and gross margins. Our revenue guidance for the March quarter is to sequentially increase total revenues by 5%. We continue to see customers planning very tight inventory levels and we see no evidence of inflated inventory levels at this time. I want to stress that we are executing to our plan and I continue to be excited about our growth opportunities.

We recognize that we will still have work to do to improve our overall profitability and bring down our OpEx. Hopefully, the recent restructuring we announced should indicate that we are taking the task of improving our profitability seriously.

Finally, I think it is important to remind everyone that many economists and business experts continue to predict that the recovery from the deep recession of past months will be slow and steady. There are significant risks that remain, that is unemployment and the blooming federal deficit. On the other hand, it is also clear that economic conditions are slowly and steadily improving. I would expect our progress here at Applied Micro to follow suit, slow and steady improvement.

With that, let me turn the call over to Bob for the Q&A session.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you Paramesh. That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions). Dan Morris, Oppenheimer.

Dan Morris - Oppenheimer - Analyst

First of all, the gross margin upside, you mentioned the cost improvements being one of the drivers. I’m assuming — well, maybe you could just tell us, was that the main driver for the upside relative to original guidance? And if you could elaborate a little bit more on what some of those initiatives are and how permanent they are?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Those cost improvements, part of them are just the fact that you can spread your manufacturing overhead over larger volume. But also we have been working to, if you want, fix some manufacturing inefficiencies in a number of our products. We had some products that were having to be hand sorted or hand tested, as well as were in more expensive packages.

So we went through the process of some small redesigns or fixing of the test programs associated with those. Some of those unfortunately also had to wait, because they have to go through a qualification process with customers. Then like everything else, we want to make sure we burned off old stuff that was in inventory before the new stuff would start to flow.

But effectively, other than the product mix, the stuff we gave you would indicate that those kinds of improvements should be sustainable.

Dan Morris - Oppenheimer - Analyst

Then turning to the outlook for the 62.5%, how much of that is mix driven versus some of these other cost improvements?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So part of it is mix, but a lot of it is the cost improvements. We don’t give guidance, if you want, on a revenue segment basis. We gave it in total. So I’ll just say some of it is mix, but another big piece of it is the continued improvements that I just mentioned.

Dan Morris - Oppenheimer - Analyst

Then looking at — just turning to, I guess, some of those — the supply chain, if you could comment a little bit on capacity and if you are seeing any constraints there, especially with the move to 40 nanometer?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I will let Paramesh comment in a second here, but we haven’t yet taped anything out at 40 nanometer, so obviously we don’t have a physical constraint there just yet. What I will say is at the beginning of last quarter we mentioned that we saw lead times with some of the test and package houses beginning to lengthen out. I think that has come to fruition.

So I would say versus say two quarters ago things have probably lengthened out 7 maybe 10 days or so. So things are a little tighter from that perspective. But I’d also say it is not any different than what we kinda predicted or thought it would be in the last call when we mentioned it to you guys.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

I think — kind of agree with Bob. The 40 nanometer stuff will all hit us in terms of products and so forth towards the second half of the year. But I think in general we are seeing an overall, I will call a tightening of stuff, both at the capacity (inaudible) the wafers, as well as some of the package and test houses that Bob explained. Overall, I think it is something that we are prepared for and kind of have appropriately taken measures to deal with it.

Dan Morris - Oppenheimer - Analyst

Great. As we look to the full year here, 2010, just give us a little bit of an update on some of your new product rollouts, things like the OTN, NAS or SMB stuff?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Sure. I think maybe I can start off by highlighting a few things and we will probably highlight more after the next call. But as I said earlier on, I think over this last year we have executed multiple products in the transport space into Tier 1 opportunities. We have executed our key IP, which is the move to TSMC. It is now fairly certain that we’ve gotten and secured a fairly nice chunk of early design wins for that IP.

It is a very big deal for us going forward, so you should start to see us making fairly significant moves with our IP. And conjoining both the transport and the processor IP and similar processes gives us a huge leverage point to go after multiple other markets.

I believe that — I would say this would be impacting three quarters of the year here, but would be the year where we really have transformed the technology base of the Company to make sure that we can scale into the different markets that we talked about. Obviously the execution is proof positive of that.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So we’ve mentioned recently in one of the conferences that we were at that we felt a 20% type of growth rate for us for this year on the top line was a reasonable growth rate. So that’s still is out there as kind of the goal that we think is achievable at this point in time.

Dan Morris - Oppenheimer - Analyst

Okay, great. Thank you.

Operator

Sandy Harrison, [AMCC].

Sandy Harrison - Signal Hill Group - Analyst

Paramesh, you talked quite a bit about what you guys have been doing on your parts and with TSMC coming on. What have been some of the push backs, or what are some of the challenges that customers have come back to you with PowerPC and with the roadmap that you have presented them?

I guess the other side of that is when they have chosen it, per your remarks just a second ago, what were some of the things that they particularly liked?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So it has been for a long time — let me go back a little bit in history here. For a long time I think the power architecture was consigned to an extremely performance coupled nodes, which is essentially something that IBM drove and I think our competitors have driven, which is more silicon process advantages versus architecture and circuit advantages.

What do I mean by that? Power architecture has never had the same accessibility as other architectures in very normal vanilla CMOS processes. So a lot of the initial barrier was nobody believed us. There was a huge amount of skepticism as to whether we would even get a gigahertz core at a process node that was 90 nanometer, much less anything that is 65 or 40.

The uniform feedback was, you guys have shown us slides for three years, make us believe it. So I think I would say the last six months have proven beyond doubt that there is no more uncertainty in us being able to develop, sample, validate and drive our internal core architecture into the market.

Couple that with the fact that there is a huge amount of business out there that is based on SOI and that is being decided based primarily on performance at cost. So if you look at fundamental disadvantages that competitive solutions may have, you are starting from the very basis of wafer fab. And if the wafer fab process is going to add fundamental costs relative to extra mask layers and insulation layers, like an SOI process, then your fundamental cost basis for a given performance puts you at a handicap.

So we have pretty much proven that there is a secret sauce and it has been a lot of work, but I think very few companies in this world can boast of a gigahertz plus architectures, especially in the PowerPC space in a TSMC process.

So I think where we have established that beyond doubt that we can execute that. So now it is a matter of essentially driving that into real business. And that process has started very, very nicely in earnest with our key customers. As they see performance and they see cost and they see the scalability to do the 4 to 6 to 8, I mean, it is a full SMP-capable core and interconnect subsystem, so it is all there.

Sandy Harrison - Signal Hill Group - Analyst

Got you. Then a follow-on to the 10G space. That has been a factor that has in general had its peaks and valleys and really has been waiting for, lack of better terms, a killer app. It sounds like with data centers and others really moving into full swing here, how do you see that business laying out? And what else can you guys do to take advantage of your position there in the future?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

I think — let me go back to some comments that I made earlier on the call. It is now becoming clear that the intense need to, I will call it, connect data centers and points of presence with large fanout 10G has pretty much become evident. There are people in the service provider space, I mentioned a few of them. There are people in the services space and the software-as-a-service space that are all extremely, extremely driven to — by their businesses to basically scale their networks.

So if you go back and look at wireline spending that has occurred past the WDM era in the late 90s, early 2000s and you the eye what has been spent on that technology, almost nothing got spent in terms of the new upgrades over the last 10 years. So I think the time — business needs have now finally filled WDM capacities and business needs have filled core networking capacities to the point where we are seeing a significant amount of core OTN activity.

If you look at Yahara, if you look at Pemaquid and if you look at Rubicon, this is perhaps going to be our strongest year for Rubicon, which is our key core networking device. If you look at the way Yahara is taking off and the number of designs we are garnering, both at the, I will call it, core edge and inside the core, it is dramatic.

So I think we’re finally poised and set to see the rollover of a significant part of the core and following up very closely with the metro networking access layer over the next two to three years. So I am very extremely bullish and optimistic about the whole transition away from the legacy TDM SONET type network.

Sandy Harrison - Signal Hill Group - Analyst

Got you. Then, Bob, you talked in your remarks about distribution and seeing it go from $19 million to $25 million sequentially. How much of that is the mix shift of what you shipped this quarter versus last? And then how much of that would be availability of customers going to distis for product versus coming direct? Just to kind of give a flavor for that mix.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I am not sure if I know the answer to that question, to be honest. I think when I look through this at the sell-through piece of it, I think a lot of this is that a number of the carriers and the Telco guys use the distis or contract manufacturers. So as they begin the ramp, we are seeing more of that starting to flow through the distis.

And so I think it all ties together with the other trends you saw, like in terms of the amount of orders that were up for us in the transport area and stuff like that.

Sandy Harrison - Signal Hill Group - Analyst

Then with the — and kind of along that line, with the revenue up 9% — total revenue up 9%, product revenue up 10% sequentially, was there any upside that might have been missed to that, because your customer couldn’t get other components for you to ship to meet? In other words, other suppliers not delivering on their end, so therefore they wouldn’t take upside from you? Or just how do you see the overall environment that you guys are participating in, as you have been able to manage your leadtimes, it looks like?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I think there are always orders that if you had product, you might have been able to ship, but you can’t ship. Because you always get some customer that will order things and want, if you had it, delivering in two weeks, even though you tell them it is 10 week leadtimes for the stuff.

The reality is we have mentioned for the last three or four quarters that as we bring our inventories down and as we have brought the inventories down with distis, we are getting more disciplined and more disciplined in enforcing leadtimes with our customers and working with our customers to hopefully not create shortages for them, but at the same time insist that we get the right kind of leadtimes, so that we can plan properly. We are still doing that.

Sandy Harrison - Signal Hill Group - Analyst

Then just a final question. If you look at the remarks you both have had on the call so far, it would suggest that there is a lot of things to come here, and a number of new products ramping, a number of markets turning. So is it fair to think at some point some of these, even if like you had said, Paramesh, the Yahara coming on with its win, and Rubicon with some big growth, is there a step-up do you see at some point this year, or is it just a continued gradual increase?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Given where we are and visibility that we have, I would just look at it as a steady increase. So, yes.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

We’ve always said that right now, given the economy, given where things are, we’re approaching this as just a nice, steady, slow continuing improvement. With the 20% growth guidance that we gave you and the gross margins and stuff, I think you guys are going to have some pretty decent numbers for us for next year. If we execute to that and just keep this thing going up each quarter, kind of like what we have been doing, I think it should be a pretty good story no matter how you look at it.

Then if we do better, or the markets take off, we will let you guys know. But for now we think the way we positioned it is a responsible approach, at least at this point in time.

Sandy Harrison - Signal Hill Group - Analyst

Got you. Thanks for taking my questions.

Operator

(Operator Instructions). Christian Schwab, Craig-Hallum Capital Group.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you for taking my question. Good quarter. Paramesh, what do you think the optical transport network TAM for your chips was this year and what do you think your marketshare of that was?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

I think if you look at OTN versus SONET and you have to be very careful here because they’re both — OTN will eventually cannibalize the SONET market in four to five years. You have kind of always looked at the SONET market as being between $500 million and $600 million, roughly. I think if you look at the OTN part of that, I think we are not even 10% to 15% built out yet.

So if you do the math, anywhere between $65 million and $75 million is what you would say. And I always like to look at us as being over 55% to 60% marketshare in these markets in our OTN market. In the SONET market I believe we are between 12% and 14%, the last time I checked. I may be off a few percentage points, but that is where it is.

We also like to look at these markets in transition as having what we call a reciprocal ratio. In other words, for every dollar I earn on the OTN market relative to share — in the SONET market relative to share — OTN market relative to share, I give up a corresponding amount of a fraction of that in the SONET market.

For instance, if you look at I gain $1 of design share in the OTN market, that is equal then to a fraction lost in the SONET market relative to our share. So that is the way we look at it.

Please do realize that we have a tremendous amount of investment. We own the rights to the FEC, which is a forward error correction mechanisms and DSP code, as well as we’ve gotten a huge amount of traction with key customers who are partially funding our device development at very, very aggressive process technologies — there will be products this year. And that’s all for this market in transition. So we are extremely well-positioned for this.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

To simplify that a little, if we sell $100 of new OTN stuff, if it was the exact mix across all the customers and everything that make up the market, I would be in theory cannibalizing between $12 and $14 of my SONET business. So as our OTN market does expand, it will to some degree cannibalize our OTN business, but hopefully in that ratio of like gain $6, lose $1.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Right, right. Exactly. Would you still expect the OTN TAM over the next four to five years to grow tenfold? Is that still fair?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Eventually it will be a replacement for the SONET market. Right now how it actually gets sized up towards the end part of the market here is hard to predict. But it is clear that the future is Ethernet flat, Ethernet-based OTN networks.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

This is a transition that based on historical curves is about five years. But it goes through two inflection points. It goes through an inflection point that is partly core and metro driven. And then once those get built out, it seems to accelerate for the rest of metro and the access point, so than the slope of the line gets even more pronounced. That is what I would call phase 2. We are not in phase 2 yet. We are still in phase 1.

Christian Schwab - Craig-Hallum Capital Group - Analyst

That is very fair. Then my last question, as the host of design wins come to the marketplace or the migration to optical transport network from SONET accelerates, which customer — do you have any idea which customers, whether it be Cisco or Huawei or ZTE, over the course of the next 12 months could cause any significant ladder steps in the quarterly revenue?

I mean, I know you answered it earlier. You expect a steady increase currently with no ladder steps. But is there anybody else we should be monitoring or looking at that would cause us to think that might be conservative?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

There is only about six or seven of these guys that are big enough to watch anyway — (inaudible) Alcatel-Lucents, the Fujitsus, the Huaweis. Stuff — I am missing a couple here — Verizon, AT&T. But there is only about six or seven of them anyway.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Right, okay. Perfect. Thank you.

Operator

Brian Thonn, Kingdom Ridge Capital.

Brian Thonn - Kingdom Ridge Capital - Analyst

Hi Guys. Two questions for you. First up, on the OpEx side. Bob, you mentioned that there were some cost reduction work being done in your OpEx. Could you just talk a little bit more, give us some color there on what is being done, how long that goes on? And when do we see the benefits? Is it these kind of one-off items or is it something that would lead to continuing lower costs?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I think we answered that in the call here, but I will reiterate again. We had costs that are associated with the improvements that you saw in the gross margin and in the improved gross margin guidance that we gave. We said those would be sustainable. We said those came from basically redesigning and eliminating test and other kinds of things in some of those products. But in order to do those, those did consume some of the OpEx.

When I reconciled from the $31.5 million this quarter to the $33 million next quarter — or the guidance for next quarter, we said that we would have $1 million of that kind of stuff that would not repeat. And that — so the $31.5 million would go down, but then we would have a couple million dollar increase associated with the payroll taxes and then the increased expenses associated with the higher revenue.

Brian Thonn - Kingdom Ridge Capital - Analyst

Forgive me for the repetition. Paramesh, are there any new market segments you can talk about that you’re penetrating, maybe that we can see on the horizon? You mentioned QLogic and Emulex on this call. But are there other hills or mountains on the horizon that we can look forward to?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

I think it is fair to say that if you look at where we have gone, we’ve got two core tracks. One is what I will call the data price, which is stuff within the data centers. Essentially stuff within the data centers that involve servers and switches. You will see us, as we mentioned in earlier calls, we are taking excellent share in the switch market, both from a processor perspective and a PHY perspective, as we talked about in today’s call.

And I think with the new Intel Romley platform launch, you should see us doing fairly well as we attach ourselves to server — new server platforms coming around the horizon next year.

If you were to now take one step out of the data center and look at OTN and where it is going, we have alluded to the fact that we are working not only on core devices, but we have a whole bunch of edge devices coming out and those are very critical for us.

On the processor side, now if you were to go even further out in terms of horizon, a lot of our processors are, as I said, being used in the media space. You’ll start to see them appear in service provider kind of managed boxes. I think our consumer — all of our consumer work and SMB work will start to show up in second half of calendar year ‘10. Including things in the energy and green space, specifically for things like smart grid. So I think over the next few calls we shall start talking about a little bit more about that, as they become more immediate.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

And to be honest too, Brian, we are saving a little bit of the powder for the analyst day that we have said we are going to have here coming up in March.

Brian Thonn - Kingdom Ridge Capital - Analyst

Do we have a date for that yet?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

We don’t, because we are still working some coordination things.

Brian Thonn - Kingdom Ridge Capital - Analyst

Greate. Okay. Thanks guys.

Operator

At this time we have no more questions in the queue. I would like to turn the call back over to Mr. Robert Gargus for any closing remarks.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Well, then we would like to thank everybody for joining us today. We look forward to talking to guys again next quarter. For any of those that would want to, there will be an audio replay of this call available in the Investor Relations section of our website. You can also access the audio replay of the conference call by calling 888-286-8010 and entering the reservation number 93541367.

We will also file a copy of the script in an 8-K with the SEC in the next few days. So please feel free to call me if you have any additional questions. And again, thank you for your participation on the call today and have a nice evening.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. And have a great evening.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you.